Exhibit 99.1

Community Bancorp. News Release

For Immediate Release
February 14, 2011

For More Information Contact
Tracy Roberts
Marketing Director
(802) 487-3512

Jake Wheeler appointed to Community Bancorp. Board of Directors

Derby, VT—Stephen P. Marsh, Chairman and Chief Executive Officer of Community Bancorp. and Community National Bank is pleased to announce the recent appointment of James (Jake) G.  Wheeler, Jr. as a Director to Community Bancorp.’s Board.

Jake has practiced law with Downs Rachlin Martin, PLLC since 1974 and has been a member of the firm since 1978. His practice focuses principally in the areas of corporate governance, transactions, and financing; complex real estate acquisitions and financing; and trusts and estates. Jake graduated from Harvard University (B.A., cum laude, 1970) and Boston University School of Law (J.D., 1974). He is a member of the Caledonia County, Vermont, and American Bar Associations and the American College of Real Estate Lawyers.

Jake’s community involvement includes current membership on and past Chair of the Board of Trustees of Burke Mountain Academy; Member of the Board of Directors of Vermont Community Foundation; Member of the Board of Managers of Community Financial Services Group, LLC; trustee of the Michael Anagnos School and Foundation; Fairbanks Museum and Planetarium Fellow and Chair of the Museum’s Nominating Committee for the Franklin Fairbanks Award; and member of the Atlantic Salmon Federation, Federation of Fly Fishers, and Trout Unlimited.

Jake and his wife, Cathie, live in East Burke, Vermont.  He enjoys skiing, hiking, biking, running, fly fishing, fly tying, all sports, and reading. Jake and Cathie have two grown daughters.